Exhibit 99.1

American Dairy Reports 2007 Financial Results

Anticipates Reporting Full Year 2008 Financial Results by April 15, 2009

Identifies Adjustments to 2005 and 2006 Financial Statements

Beijing, China and Los Angeles, California, March 26, 2009 – American Dairy, Inc. (NYSE Arca: ADY) (“American Dairy” or the “Company”), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced financial results for its 2007 fiscal year and identified adjustments to its previously filed audited financial statements for its 2005 and 2006 fiscal years.  The announcement of the Company’s 2007 results has been delayed for many months due to the dismissal of the Company’s former independent registered public accountant, as discussed below.  The Company intends to meet ongoing NYSE listing requirements and to file a Form 10-K for its 2007 fiscal year by March 31, 2009.  Additionally, the Company announced today that it expects to file a Form 10-K for its 2008 fiscal year by April 15, 2009.

Financial Highlights for the Twelve Months Ended December 31, 2007 Include:

•	Sales, up 44.2% year over year to $166.0 million, from $115.1 million in 2006

•	Gross profit, up 46.3% year over year to $73.0 million, from $49.9 million in 2006

•	Gross profit margin, up 63 basis points year over year to 44.0% in 2007

•	Income from operations, up 13.5% year over year to $18.5 million, from $16.3 million in 2006

•	Net income attributable to ordinary shareholders of $8.3 million, or $0.48 per diluted share, in 2007, compared to $16.4 million, or $0.98 per diluted share, in 2006

Mr. Jonathan H. Chou, Chief Financial Officer of American Dairy, stated, “We are pleased with our 2007 accomplishments.  We are approaching the end of the re-audit process and our 2005, 2006 and 2007 results reflect the significant growth of our high-quality Feihe brand and our ongoing operational excellence.  As we move through the final stages of the re-audit, we’ll continue to forge ahead with our trusted brand, formidable distribution reach and increased production capacity so that we capitalize on China’s compelling dairy and infant formula opportunity.”

Mr. Chou continued, “Although in the course of our re-audit we have identified material weakness and significant deficiencies in our internal controls, we are actively working to remediate and improve our internal controls, including hiring additional accounting, internal audit and finance staff, engaging consultants to assist with these functions, upgrading our systems, and implementing additional financial and management controls, reporting systems and procedures.  As we continue implementing these measures, we believe we have become a much stronger company with better accounting and finance infrastructure and that our financial reporting will be more reliable and effective.  We look forward to speaking with investors and shareholders on a regular quarterly basis once we report our audited 2008 financial results in the near future.”

Mr. Leng You Bin, the Company’s Chief Executive Officer, stated, “We plan to continue expanding our production capabilities, enhancing our distribution network in the first-tier cities in China, and strengthening our premium-quality brand awareness.  We are confident that our 2008 results will reflect growth and are excited about our 2009 prospects.  We look forward to continuing to deliver consistent results.”

Exhibit 99.1

Re-Audit and Restatement of 2005 and 2006 Financial Statements

As previously announced, in December 2007 the Company dismissed Murrell, Hall, McIntosh & Co. PLLP (“MHM”) as its independent registered public accountant following notification of an informal SEC investigation related to MHM and other individuals and entities that provided accounting or advisory services to the Company.  The Company has filed a lawsuit against MHM in the United States District Court for the Western District of Oklahoma alleging that MHM breached its duties of due care and professional competence when serving as the Company’s independent registered public accountant.  As previously announced, in January 2008, the Company engaged Grant Thornton, the Hong Kong member firm of Grant Thornton International (“GT”), as its new independent registered public accountants and initiated a voluntary re-audit of its historical financial statements for the 2006 and 2005 fiscal years.

During the course of the re-audit, the Company identified items that require reclassification and errors that require correction in certain financial statements line items in its financial statements as of and for the 2006 and 2005 fiscal years.  On March 26, 2009, management of the Company, in consultation with GT and the Audit Committee of the Company’s board of directors, concluded that the re-audit was sufficiently complete such that the Company could evaluate the materiality of these errors and reclassifications on the Company’s previously filed financial statements.  Accordingly, management of the Company, in consultation with GT and the Audit Committee, concluded that the Company’s previously filed financial statements as of and for the fiscal years ended December 31, 2006 and 2005 should be restated and should no longer be relied upon.

The Company currently estimates that the adjustments made during the re-audit would result in:

•
For 2005, an increase in current assets of approximately $2.1 million, an increase in total assets approximately $1.4 million, an increase in current liabilities of approximately $610,000, an increase in total liabilities of approximately $2.4 million, a decrease in shareholders’ equity of approximately $700,000, an increase in gross profit of approximately $1.0 million, a decrease in net income attributable to ordinary shareholders of approximately $320,000, and a decrease in total comprehensive income of approximately $150,000.

•
For 2006, an increase in current assets of approximately $1.6 million, an increase in total assets approximately $6.5 million, an increase in current liabilities of approximately $6.6 million, an increase in total liabilities of approximately $10.0 million, a decrease in shareholders’ equity of approximately $3.6 million, a decrease in gross profit of approximately $2.7 million, a decrease in net income attributable to ordinary shareholders of approximately $3.5 million, and a decrease in total comprehensive income of approximately $2.6 million.

Results of 2007 Operations

The following discussion of the Company’s 2007 results of operations compares its unaudited condensed consolidated statements of operations and comprehensive income for the fiscal year ended December 31, 2007 to its unaudited, restated condensed consolidated statements of operations and comprehensive income for the fiscal year ended December 31, 2006.  The unaudited amounts are only current estimations and investors should only rely on the audited financial information, which the Company plans to finalize and present in its 2007 Form 10-K to be filed by March 31, 2009.

Sales increased by approximately $50.9 million, or 44.2%, from approximately $115.1 million in 2006 to approximately $166.0 million in 2007.  This increase was primarily attributable to expanding the Company’s market areas and distribution network throughout China, increased demand for high quality products and strong market acceptance of its products, as well as an increase in sales quantities of several high profit margin products.

Exhibit 99.1

Gross profit increased approximately $23.1 million, or 46.3%, from approximately $49.9 million in 2006 to approximately $73.0 million in 2007.  Gross profit margin in 2007 was 44.0%, an increase of 63 basis points from 43.4% in 2006.  The increase in gross profit margin was primarily attributable to the shift in product mix to higher end products.

Costs of goods sold increased approximately $27.7 million, or 42.5%, from approximately $65.2 million in 2006 to approximately $92.9 million in 2007.  This increase was primarily attributable to an increase of approximately $13.9 million, or 52.2%, in raw milk cost.

Total operating expenses increased by approximately $20.9 million, or 62.2%, from approximately $33.7 million in 2006 to approximately $54.6 million in 2007.  This increase was primarily attributable to an increase of approximately $12.7 million, or 45.2%, in sales and marketing expenses, and an increase of approximately $8.3 million, or 147.6%, in general and administrative expenses.

As a result of the foregoing, income from operations increased approximately $2.2 million, or 13.5%, from approximately $16.3 million in the 2006 to approximately $18.5 million in 2007.

The Company had other expenses of approximately $4.3 million in 2007, as compared to other income of approximately $5.0 million in 2006.  This change was primarily attributable to an increase in interest and finance costs of approximately $11.9 million, associated with the Company’s 1% Guaranteed Senior Secured Convertible Notes due 2012 and 7.75% Convertible Notes due 2009, as well as various changes in other income and expense accounts.

In 2007, net income attributable to ordinary shareholders was approximately $8.3 million, or $0.48 per diluted share, as compared to $16.4 million, or $0.98 per diluted share, in 2006.

Exhibit 99.1

AMERICAN DAIRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	For the twelve months ended December 31,
	2007	2006
	(Amounts in US$, except share data)
		(Restated)
Sales	165,968,149	115,082,067
Cost of goods sold	92,937,418	65,169,853
Gross profit	73,030,731	49,912,214

Operating and administrative expenses:
Sales and marketing	40,739,403	28,066,399
General and administrative	13,840,318	5,590,246
Total operating expenses	54,579,721	33,656,645
Income from operations	18,451,010	16,255,569

Other income (expenses):
Interest income	374,386	175,986
Interest and finance costs	(13,404,171)	(1,520,856)
Amortization of deferred charges	(369,794)	-
Registration rights penalty	(2,540,000)	-
Gain on derivative	3,279,031	-
Loss on extinguishment of debt	-	(687,578)
Refunds of income tax and VAT taxes	8,140,145	7,491,808
Other income (expenses), net	236,387	(435,318)
Income before income tax expenses and minority interests	14,166,994	21,279,611

Income tax expenses	5,879,535	4,857,561
Net income before minority interests	8,287,459	16,422,050

Minority interests	(3,066)	11,322
Net income attributable to ordinary shareholders	8,284,393	16,433,372

Other comprehensive income:
Cumulative currency translation adjustments	9,314,690	1,993,117

Total comprehensive income	17,599,083	18,426,489
Earnings per ordinary share:
Basic	$0.51	$1.11
Diluted	$0.48	$0.98

Weighted average ordinary shares outstanding:
Basic	16,327,616	14,745,930
Diluted	17,696,997	17,651,713

Exhibit 99.1

About American Dairy, Inc.

American Dairy, Inc. (NYSE Arca: ADY) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice walnut products in the People’s Republic of China.  American Dairy conducts operations in China through its wholly owned subsidiary, Feihe Dairy. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Shanxi, and Langfang.  Using proprietary processing techniques, American Dairy makes products that are specially formulated for particular ages, dietary needs and health concerns.  American Dairy has over 200 company-owned milk collection stations, six production facilities with an aggregate milk powder production capacity of approximately 1,220 tons per day and an extensive distribution network that reaches over 50,000 retail outlets throughout China.

For more information about American Dairy, please visit http://www.americandairyinc.com.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties.  Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “could,” “would,” and similar expressions.  Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006, quarterly reports on Form 10-Q for its fiscal quarters in 2007, and in current reports on Form 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.  The Company assumes no obligation to update any such forward-looking statements.

CONTACT
In the U.S.:
Ashley Ammon
ICR, Inc.
+1 203-682-8200

In China:
Wei-Jung Yang
ICR, Inc.
+86 10-6599-7968